Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: January 30, 2014

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2013 EARNINGS

Southfield, Michigan – January 30, 2014 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net income of $65.9 million, or $2.80 per diluted share, for the three months ended December 31, 2013 compared to consolidated net income of $59.9 million, or $2.40 per diluted share, for the same period in 2012.  For the year ended December 31, 2013, consolidated net income was $253.1 million, or $10.54 per diluted share, compared to consolidated net income of $219.7 million, or $8.58 per diluted share, for the same period in 2012.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2013 was $64.3 million, or $2.73 per diluted share, compared to $57.3 million, or $2.30 per diluted share, for the same period in 2012.  For the year ended December 31, 2013, adjusted net income was $248.3 million, or $10.34 per diluted share, compared to adjusted net income of $216.2 million, or $8.45 per diluted share, for the same period in 2012.

Webcast Details

We will host a webcast on January 30, 2014 at 5:00 p.m. Eastern Time to answer questions related to our fourth quarter and full year 2013 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance.  At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to achieve an acceptable return on capital.  If Consumer Loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment.  We continue to evaluate the expected collection rate of each Consumer Loan subsequent to assignment.  Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of Consumer Loan collection rates as of December 31, 2013, with the forecasts as of September 30, 2013, as of December 31, 2012, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	December 31, 2013	September 30, 2013	December 31, 2012	Initial Forecast	September 30, 2013	December 31, 2012	Initial Forecast
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.7%	73.7%	73.6%	74.0%	0.0%	0.1%	-0.3%
2006	70.0%	70.0%	69.9%	71.4%	0.0%	0.1%	-1.4%
2007	67.9%	67.9%	68.0%	70.7%	0.0%	-0.1%	-2.8%
2008	70.1%	70.1%	70.3%	69.7%	0.0%	-0.2%	0.4%
2009	79.2%	79.2%	79.5%	71.9%	0.0%	-0.3%	7.3%
2010	77.0%	77.0%	77.3%	73.6%	0.0%	-0.3%	3.4%
2011	74.1%	74.1%	74.1%	72.5%	0.0%	0.0%	1.6%
2012	73.5%	73.5%	72.2%	71.4%	0.0%	1.3%	2.1%
2013 (1)	73.3%	73.2%	-	72.0%	0.1%	-	1.3%

(1)
The forecasted collection rate for 2013 Consumer Loans as of December 31, 2013 includes both Consumer Loans that were in our portfolio as of September 30, 2013 and Consumer Loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2013 Consumer Loan Assignment Period	December 31, 2013	September 30, 2013	Variance
January 1, 2013 through September 30, 2013	73.7%	73.2%	0.5%
October 1, 2013 through December 31, 2013	71.8%	-	-

Consumer Loans assigned in 2009 through 2013 have yielded forecasted collection results materially better than our initial estimates, while Consumer Loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended December 31, 2013, forecasted collection rates improved for Consumer Loans assigned in 2013 and were generally consistent with expectations at the start of the period for all other assignment years presented.

For the year ended December 31, 2013, forecasted collection rates improved for Consumer Loans assigned in 2012 and 2013, declined for Consumer Loans assigned in 2008 through 2010 and were generally consistent with expectations at the start of the period for all other assignment years presented.  During the second quarter of 2013, we implemented an enhanced forecasting methodology that contributed to these collection rate variances.

Forecasting collection rates accurately at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted Consumer Loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2013.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of December 31, 2013
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2004	73.0%	44.0%	29.0%	99.9%
2005	73.7%	46.9%	26.8%	99.7%
2006	70.0%	46.6%	23.4%	99.3%
2007	67.9%	46.5%	21.4%	98.8%
2008	70.1%	44.6%	25.5%	98.4%
2009	79.2%	43.9%	35.3%	98.3%
2010	77.0%	44.7%	32.3%	93.0%
2011	74.1%	45.5%	28.6%	76.1%
2012	73.5%	46.3%	27.2%	50.8%
2013	73.3%	47.6%	25.7%	17.1%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age.  For 2010 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2005 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected Consumer Loan performance.  During the 2010 through 2013 period, the spread decreased as we again increased advance rates in response to the competitive environment.

The following table presents forecasted Consumer Loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of December 31, 2013 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	67.9%	45.8%	22.1%
	2008	70.6%	43.3%	27.3%
	2009	79.2%	43.5%	35.7%
	2010	77.0%	44.4%	32.6%
	2011	74.0%	45.2%	28.8%
	2012	73.5%	46.1%	27.4%
	2013	73.2%	47.2%	26.0%

Purchased loans	2007	68.2%	49.1%	19.1%
	2008	69.4%	46.7%	22.7%
	2009	79.3%	45.2%	34.1%
	2010	76.9%	46.2%	30.7%
	2011	74.5%	47.5%	27.0%
	2012	74.1%	48.0%	26.1%
	2013	74.0%	51.4%	22.6%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each Consumer Loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s Consumer Loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in Consumer Loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2012	10.6%	10.7%
June 30, 2012	7.3%	7.9%
September 30, 2012	5.4%	3.1%
December 31, 2012	2.4%	6.0%
March 31, 2013	-2.9%	-0.4%
June 30, 2013	8.4%	10.5%
September 30, 2013	11.0%	15.9%
December 31, 2013	12.6%	11.3%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes increased 12.6% and 11.3%, respectively, during the fourth quarter of 2013 as the number of active dealers grew 16.2% while average volume per active dealer declined 3.8%.  We believe the decline in volume per dealer is the result of increased competition.  In addition, we believe a delay in federal income tax refunds in 2013 contributed to both the decline in unit and dollar volumes during the first quarter of 2013 and the increase in unit and dollar volumes during the second quarter of 2013.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Consumer Loan unit volume	46,677	41,442	12.6%	202,250	190,023	6.4%
Active dealers (1)	4,650	4,001	16.2%	6,394	5,319	20.2%
Average volume per active dealer	10.0	10.4	-3.8%	31.6	35.7	-11.5%

(1)	Active dealers are dealers who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Consumer Loan unit volume from dealers active both periods	34,302	35,620	-3.7%	170,219	176,680	-3.7%
Dealers active both periods	2,756	2,756	-	3,965	3,965	-
Average volume per dealers active both periods	12.4	12.9	-3.7%	42.9	44.6	-3.7%

Consumer Loan unit volume from new dealers	1,985	2,044	-2.9%	31,414	31,705	-0.9%
New active dealers (1)	518	514	0.8%	2,382	2,070	15.1%
Average volume per new active dealers	3.8	4.0	-5.0%	13.2	15.3	-13.7%

Attrition (2)	-14.0%	-14.6%		-7.0%	-5.5%

(1)	New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.

Consumer Loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our Consumer Loan volume that was assigned to us as dealer loans:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Dealer loan unit volume as a percentage of total unit volume	92.4%	94.0%	93.5%	93.7%
Dealer loan dollar volume as a percentage of total dollar volume (1)	90.1%	92.6%	91.6%	92.0%

(1)
Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three months and year ended December 31, 2013, dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same periods in 2012.

As of December 31, 2013 and 2012, the net dealer loans receivable balance was 89.0% and 88.0%, respectively, of the total net loans receivable balance.

Senior Notes

During January 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”) in a private offering exempt from registration under the Securities Act of 1933.  We intend to use the net proceeds from the offering, together with borrowings under our revolving credit facility, to redeem in full the $350.0 million outstanding principal amount of our 9.125% first priority senior secured notes due 2017 (the “2017 notes”).  In accordance with the terms of the indenture governing the 2017 notes, we have provided an irrevocable notice of our election to redeem all of the outstanding 2017 notes on February 21, 2014 (the “Redemption Date”).  The 2017 notes will be redeemed on the Redemption Date at a redemption price equal to 104.563% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Redemption Date.  For the quarter ended March 31, 2014, we expect to recognize a pre-tax loss on the extinguishment of debt of $21.7 million related to the redemption of the 2017 notes.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2013, compared to the same periods in 2012, include the following:

	For the Three Months Ended December 31,			For the Years Ended December 31,
(In millions, except share and per share data)	2013	2012	% Change	2013	2012	% Change
Adjusted average capital	$2,154.4	$1,866.0	15.5%	$2,049.2	$1,742.8	17.6%
Adjusted net income	$64.3	$57.3	12.2%	$248.3	$216.2	14.8%
Adjusted interest expense after-tax	$10.5	$10.2	2.9%	$40.9	$39.9	2.5%
Adjusted net income plus interest expense after-tax	$74.8	$67.5	10.8%	$289.2	$256.1	12.9%
Adjusted return on capital	13.9%	14.5%	-4.1%	14.1%	14.7%	-4.1%
Cost of capital	5.9%	5.5%	7.3%	5.7%	5.5%	3.6%
Economic profit	$43.1	$42.1	2.4%	$173.2	$159.6	8.5%
GAAP diluted weighted average shares outstanding	23,575,786	24,926,004	-5.4%	24,009,593	25,598,956	-6.2%
Adjusted net income per diluted share	$2.73	$2.30	18.7%	$10.34	$8.45	22.4%

Economic profit increased 2.4% and 8.5% for the three months and year ended December 31, 2013, as compared to the same periods in 2012.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three months and year ended December 31, 2013, as compared to the same periods in 2012:

	Year over Year Change in Economic Profit
(In millions)	For the Three Months Ended December 31, 2013	For the Year Ended December 31, 2013
Increase in adjusted average capital	$6.5	$28.1
Increase in cost of capital	(2.3)	(2.7)
Decrease in adjusted return on capital	(3.2)	(11.8)
Increase in economic profit	$1.0	$13.6

The increase in economic profit for the three months ended December 31, 2013, as compared to the same period in 2012, was the result of the following:

•
An increase in adjusted average capital of 15.5% due to growth in our loan portfolio primarily as a result of growth in new Consumer Loan assignments in recent years, which resulted in the dollar volume of new Consumer Loan assignments exceeding the principal collected on our loan portfolio.  The growth in new Consumer Loan assignments in recent years was the result of an increase in active dealers, partially offset by a decline in volume per active dealer.

•	An increase in our cost of capital of 40 basis points primarily due to an increase in the average 30 year treasury rate, which is used in the average cost of equity calculation.
•	A decrease in our adjusted return on capital of 60 basis points primarily as a result of the following:
•	A decline in the yield on our loan portfolio decreased the adjusted return on capital by 110 basis points due to higher advance rates on new Consumer Loan assignments.
•
An increase in other income increased the adjusted return on capital by 30 basis points primarily due to an increase in vehicle service contract profit sharing income as a result of a new profit sharing arrangement we entered into with one of our third party providers during 2012 and an increase in Global Positioning Systems with Starter Interrupt Devices (“GPS-SID”) fee income resulting from an increase in the fee earned per unit.

•
Slower growth in operating expenses increased the adjusted return on capital by 40 basis points as operating expenses grew 7.5% while adjusted average capital grew 15.5%.  The 7.5% increase ($2.8 million) in operating expenses included:

•	An increase in salaries and wages expense of $1.5 million, or 7.2%, comprised of the following:
•
An increase of $1.6 million, excluding fringe benefits and stock-based compensation, related to increases of $1.0 million for our support function and $0.9 million for our servicing function, partially offset by a decrease of $0.3 million for our originations function.

•
An increase of $1.0 million in fringe benefits, primarily related to an increase in medical claims.  The variability in the timing of when claims are incurred throughout the year resulted in the recognition of less expense during the fourth quarter of the prior year.

•	A decrease of $1.1 million in stock-based compensation expense primarily due to a change in the expected vesting period of performance-based stock awards.
•	An increase in sales and marketing expense of $0.8 million, or 10.4%, primarily as a result of increased sales commissions related to growth in Consumer Loan unit volume.

The increase in economic profit for the year ended December 31, 2013, as compared to the same period in 2012, was the result of the following:

•
An increase in adjusted average capital of 17.6% due to growth in our loan portfolio primarily as a result of growth in new Consumer Loan assignments in recent years, which resulted in the dollar volume of new Consumer Loan assignments exceeding the principal collected on our loan portfolio.  The growth in new Consumer Loan assignments in recent years was the result of an increase in active dealers, partially offset by a decline in volume per active dealer.

•
An increase in our cost of capital of 20 basis points primarily due to an increase in the average 30 year treasury rate, which is used in the average cost of equity calculation, partially offset by a decline in the average cost of debt resulting from the change in mix of our outstanding debt.

•	A decrease in our adjusted return on capital of 60 basis points primarily as a result of the following:
•	A decline in the yield on our loan portfolio decreased the adjusted return on capital by 120 basis points due to higher advance rates on new Consumer Loan assignments.
•
An increase in other income increased the adjusted return on capital by 40 basis points primarily due to an increase in GPS-SID fee income resulting from an increase in the fee earned per unit and an increase in vehicle service contract profit sharing income as a result of a new profit sharing arrangement we entered into with one of our third party providers during 2012.

•
Slower growth in operating expenses increased the adjusted return on capital by 40 basis points as operating expenses grew 8.5% while adjusted average capital grew 17.6%.  The 8.5% increase ($12.3 million) in operating expenses included:

•	An increase in salaries and wages expense of $5.1 million, or 6.2%, comprised of the following:
•	An increase of $8.8 million, excluding stock-based compensation, primarily related to increases of $4.9 million for our servicing function and $4.2 million for our support function.
•	A decrease of $3.7 million in stock-based compensation expense primarily due to a change in the expected vesting period of performance-based stock awards.
•	An increase in general and administrative expenses of $3.9 million, or 12.8%, primarily as a result of an increase related to legal fees.
•	An increase in sales and marketing expense of $3.3 million, or 10.6%, primarily as a result of an increase in the size of our field sales force and an increase in dealer support products and services.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Adjusted revenue as a percentage of adjusted average capital (1)	29.5%	29.8%	29.9%	31.0%	31.0%	31.7%	31.9%	31.8%
Operating expenses as a percentage of adjusted average capital (1)	7.5%	7.1%	7.8%	8.1%	8.0%	8.2%	8.2%	8.6%
Adjusted return on capital (1)	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%	14.9%	14.6%
Percentage change in adjusted average capital compared to the same period in the prior year	15.5%	17.4%	18.5%	19.3%	23.3%	25.5%	27.9%	32.9%

(1)	Annualized

A decrease in our adjusted return on capital of 40 basis points for the three months ended December 31, 2013, as compared to the three months ended September 30, 2013, is primarily the result of the following:
•	A decline in the yield on our loan portfolio decreased the adjusted return on capital by 20 basis points due to higher advance rates on new Consumer Loan assignments.
•
Increased growth in operating expenses decreased the adjusted return on capital by 20 basis points as operating expenses grew 7.8% while adjusted average capital grew 3.0%.  The 7.8% increase ($2.9 million) in operating expenses included:

•	An increase in salaries and wages expense of $2.1 million, or 10.4%, comprised of the following:
•	An increase of $1.2 million in stock-based compensation expense primarily due to a change in the expected vesting period of performance-based stock awards.
•	An increase of $0.9 million, excluding stock-based compensation, primarily related to increases of $0.5 million for our support function and $0.3 million in our servicing function.
•	An increase in general and administrative expenses of $0.8 million, or 9.2%, primarily as a result of an increase related to legal fees.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(In millions, except share and per share data)	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Adjusted net income
GAAP net income	$65.9	$65.1	$61.5	$60.6	$59.9	$52.9	$56.6	$50.3
Floating yield adjustment (after-tax)	(0.9)	0.1	(0.6)	(1.1)	(0.2)	2.8	(1.9)	(0.7)
Adjustment to record taxes at 37%	(0.7)	(0.7)	(0.2)	(0.7)	(2.4)	(0.1)	(0.4)	(0.6)
Adjusted net income	$64.3	$64.5	$60.7	$58.8	$57.3	$55.6	$54.3	$49.0

Adjusted net income per diluted share	$2.73	$2.72	$2.53	$2.41	$2.30	$2.23	$2.09	$1.86
Diluted weighted average shares outstanding	23,575,786	23,708,043	24,017,273	24,426,127	24,926,004	24,962,054	25,979,872	26,283,801

Adjusted revenue
GAAP total revenue	$175.3	$172.7	$169.4	$164.7	$159.3	$155.7	$151.8	$142.4
Floating yield adjustment	(1.4)	-	(0.9)	(1.8)	(0.3)	4.4	(2.9)	(1.1)
Provision for credit losses	(4.6)	(6.1)	(5.4)	(5.8)	(6.2)	(9.8)	(2.7)	(5.3)
Provision for claims	(10.3)	(11.0)	(10.5)	(9.0)	(8.1)	(9.1)	(9.0)	(8.5)
Adjusted revenue	$159.0	$155.6	$152.6	$148.1	$144.7	$141.2	$137.2	$127.5

Adjusted average capital
GAAP average debt	$1,427.4	$1,404.4	$1,384.4	$1,273.1	$1,241.2	$1,202.8	$1,126.4	$1,031.2
GAAP average shareholders' equity	717.7	676.5	646.3	627.3	612.2	568.9	585.1	558.8
Floating yield adjustment	9.3	10.0	8.4	11.8	12.6	10.0	9.4	12.6
Adjusted average capital	$2,154.4	$2,090.9	$2,039.1	$1,912.2	$1,866.0	$1,781.7	$1,720.9	$1,602.6

Adjusted revenue as a percentage of adjusted average capital (1)	29.5%	29.8%	29.9%	31.0%	31.0%	31.7%	31.9%	31.8%

Adjusted interest expense
GAAP interest expense	$16.7	$16.1	$16.2	$16.0	$16.3	$16.3	$15.6	$15.2
Adjustment to record tax effect at 37%	(6.2)	(6.0)	(6.0)	(5.9)	(6.1)	(6.0)	(5.8)	(5.6)
Adjusted interest expense (after-tax)	$10.5	$10.1	$10.2	$10.1	$10.2	$10.3	$9.8	$9.6

(1)	Annualized

	For the Three Months Ended
(In millions)	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Adjusted return on capital
Adjusted net income	$64.3	$64.5	$60.7	$58.8	$57.3	$55.6	$54.3	$49.0
Adjusted interest expense (after-tax)	10.5	10.1	10.2	10.1	10.2	10.3	9.8	9.6
Adjusted net income plus interest expense (after-tax)	$74.8	$74.6	$70.9	$68.9	$67.5	$65.9	$64.1	$58.6

Adjusted return on capital (1) (3)	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%	14.9%	14.6%

Economic profit
Adjusted return on capital	13.9%	14.3%	13.9%	14.4%	14.5%	14.8%	14.9%	14.6%
Cost of capital (2) (3)	5.9%	5.8%	5.4%	5.6%	5.5%	5.3%	5.6%	5.8%
Adjusted return on capital in excess of cost of capital	8.0%	8.5%	8.5%	8.8%	9.0%	9.5%	9.3%	8.8%
Adjusted average capital	$2,154.4	$2,090.9	$2,039.1	$1,912.2	$1,866.0	$1,781.7	$1,720.9	$1,602.6
Economic profit	$43.1	$44.7	$43.1	$42.3	$42.1	$42.1	$40.0	$35.4

Operating expenses
GAAP salaries and wages	$22.2	$20.1	$23.1	$21.9	$20.7	$21.7	$20.4	$19.4
GAAP general and administrative	9.5	8.7	8.3	7.9	9.0	6.8	7.3	7.4
GAAP sales and marketing	8.5	8.5	8.5	9.0	7.7	8.2	7.5	7.8
Operating expenses	$40.2	$37.3	$39.9	$38.8	$37.4	$36.7	$35.2	$34.6

Operating expenses as a percentage of adjusted average capital (3)	7.5%	7.1%	7.8%	8.1%	8.0%	8.2%	8.2%	8.6%

Percentage change in adjusted average capital compared to the same period in the prior year	15.5%	17.4%	18.5%	19.3%	23.3%	25.5%	27.9%	32.9%

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sept. 30, 2012	Jun. 30, 2012	Mar. 31, 2012
Average 30 year treasury rate	3.8%	3.7%	3.2%	3.1%	2.8%	2.7%	3.0%	3.1%
Adjusted pre-tax average cost of debt (3)	4.7%	4.6%	4.7%	5.0%	5.2%	5.4%	5.6%	5.9%

(3)	Annualized

	For the Years Ended December 31,
(In millions, except share and per share data)	2013	2012

Adjusted net income
GAAP net income	$253.1	$219.7
Floating yield adjustment (after-tax)	(2.5)	-
Adjustment to record taxes at 37%	(2.3)	(3.5)
Adjusted net income	$248.3	$216.2

Adjusted net income per diluted share	$10.34	$8.45
Diluted weighted average shares outstanding	24,009,593	25,598,956

Adjusted average capital
GAAP average debt	$1,372.3	$1,150.4
GAAP average shareholders' equity	667.0	581.3
Floating yield adjustment	9.9	11.1
Adjusted average capital	$2,049.2	$1,742.8

Adjusted interest expense
GAAP interest expense	$65.0	$63.4
Adjustment to record tax effect at 37%	(24.1)	(23.5)
Adjusted interest expense (after-tax)	$40.9	$39.9

Adjusted return on capital
Adjusted net income	$248.3	$216.2
Adjusted interest expense (after-tax)	40.9	39.9
Adjusted net income plus interest expense (after-tax)	$289.2	$256.1

Adjusted return on capital (1)	14.1%	14.7%

Economic profit
Adjusted return on capital	14.1%	14.7%
Cost of capital (2)	5.7%	5.5%
Adjusted return on capital in excess of cost of capital	8.4%	9.2%
Adjusted average capital	$2,049.2	$1,742.8
Economic profit	$173.2	$159.6

(1)	Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Years Ended December 31,
	2013	2012
Average 30 year treasury rate	3.4%	2.9%
Adjusted pre-tax average cost of debt	4.7%	5.5%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 20, 2013, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our dependence on technology could have a material adverse effect on our business.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealers in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered automobile dealers financing programs that enable them to sell vehicles to consumers, regardless of their credit history.  Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenue:
Finance charges	$151.3	$140.6	$590.4	$538.2
Premiums earned	13.5	12.1	51.5	47.1
Other income	10.5	6.6	40.2	23.9
Total revenue	175.3	159.3	682.1	609.2
Costs and expenses:
Salaries and wages	22.2	20.7	87.3	82.2
General and administrative	9.5	9.0	34.4	30.5
Sales and marketing	8.5	7.7	34.5	31.2
Provision for credit losses	4.6	6.2	21.9	24.0
Interest	16.7	16.3	65.0	63.4
Provision for claims	10.3	8.1	40.8	34.8
Total costs and expenses	71.8	68.0	283.9	266.1
Income before provision for income taxes	103.5	91.3	398.2	343.1
Provision for income taxes	37.6	31.4	145.1	123.4
Net income	$65.9	$59.9	$253.1	$219.7

Net income per share:
Basic	$2.81	$2.42	$10.61	$8.65
Diluted	$2.80	$2.40	$10.54	$8.58

Weighted average shares outstanding:
Basic	23,438,153	24,756,286	23,850,789	25,409,655
Diluted	23,575,786	24,926,004	24,009,593	25,598,956

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share data)	As of
	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS:
Cash and cash equivalents	$4.2	$9.0
Restricted cash and cash equivalents	111.3	92.4
Restricted securities available for sale	53.6	46.1

Loans receivable (including $7.5 and $5.9 from affiliates as of December 31, 2013 and December 31, 2012, respectively)	2,408.2	2,109.9
Allowance for credit losses	(195.4)	(176.4)
Loans receivable, net	2,212.8	1,933.5

Property and equipment, net	22.3	22.2
Income taxes receivable	1.1	1.1
Other assets	28.1	28.9
Total Assets	$2,433.4	$2,133.2

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$113.8	$105.8
Revolving secured line of credit	102.8	43.5
Secured financing	935.6	853.0
Mortgage note	3.8	4.0
Senior notes	350.2	350.3
Deferred income taxes, net	157.2	148.4
Income taxes payable	19.9	6.3
Total Liabilities	1,683.3	1,511.3

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000,000 shares authorized, 22,943,078 and 24,114,896 shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	0.2	0.2
Paid-in capital	63.2	53.4
Retained earnings	686.9	568.4
Accumulated other comprehensive loss	(0.2)	(0.1)
Total Shareholders' Equity	750.1	621.9
Total Liabilities and Shareholders' Equity	$2,433.4	$2,133.2

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)	For the Years Ended December 31,
	2013	2012
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$253.1	$219.7
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	21.9	24.0
Depreciation	5.4	5.1
Amortization	7.8	7.1
Loss on retirement of property and equipment	0.1	-
Provision for deferred income taxes	8.8	25.0
Stock-based compensation	8.5	12.2
Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	8.0	10.0
Increase in income taxes receivable	-	(0.6)
Increase in income taxes payable	13.6	4.8
(Increase) decrease in other assets	(1.5)	1.3
Net cash provided by operating activities	325.7	308.6
Cash Flows From Investing Activities:
(Increase) decrease in restricted cash and cash equivalents	(18.9)	12.3
Purchases of restricted securities available for sale	(105.7)	(57.1)
Proceeds from sale of restricted securities available for sale	11.6	2.0
Maturities of restricted securities available for sale	86.2	9.6
Principal collected on loans receivable	1,334.4	1,162.8
Advances to dealers	(1,356.6)	(1,253.6)
Purchases of Consumer Loans	(124.0)	(108.8)
Accelerated payments of dealer holdback	(40.4)	(43.7)
Payments of dealer holdback	(114.2)	(115.7)
Net (increase) decrease in other loans	(0.4)	0.1
Purchases of property and equipment	(5.6)	(8.8)
Net cash used in investing activities	(333.6)	(400.9)
Cash Flows From Financing Activities:
Borrowings under revolving secured line of credit	2,816.6	2,507.4
Repayments under revolving secured line of credit	(2,757.3)	(2,507.8)
Proceeds from secured financing	1,004.7	1,742.0
Repayments of secured financing	(922.1)	(1,488.3)
Principal payments under mortgage note	(0.2)	(0.3)
Payments of debt issuance costs	(5.3)	(6.5)
Repurchase of common stock	(135.2)	(152.5)
Proceeds from stock options exercised	0.6	0.6
Tax benefits from stock-based compensation plans	1.3	2.0
Net cash provided by financing activities	3.1	96.6
Net (decrease) increase in cash and cash equivalents	(4.8)	4.3
Cash and cash equivalents, beginning of period	9.0	4.7
Cash and cash equivalents, end of period	$4.2	$9.0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$57.5	$56.2
Cash paid during the period for income taxes	$119.6	$92.4

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA

Loans Receivable

A summary of changes in Loans receivable is as follows:

	(Unaudited)
(In millions)	For the Year Ended December 31, 2013
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$1,869.4	$240.5	$2,109.9
New Consumer Loan assignments (1)	1,356.6	124.0	1,480.6
Principal collected on loans receivable	(1,204.6)	(129.8)	(1,334.4)
Accelerated dealer holdback payments	40.4	-	40.4
Dealer holdback payments	114.2	-	114.2
Transfers (2)	(17.9)	17.9	-
Write-offs	(5.2)	(0.1)	(5.3)
Recoveries (3)	2.2	0.2	2.4
Net change in other loans	0.4	-	0.4
Balance, end of period	$2,155.5	$252.7	$2,408.2

(In millions)	For the Year Ended December 31, 2012
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$1,506.5	$246.4	$1,752.9
New Consumer Loan assignments (1)	1,253.6	108.8	1,362.4
Principal collected on loans receivable	(1,024.8)	(138.0)	(1,162.8)
Accelerated dealer holdback payments	43.7	-	43.7
Dealer holdback payments	115.7	-	115.7
Transfers (2)	(23.8)	23.8	-
Write-offs	(3.6)	(0.6)	(4.2)
Recoveries (3)	2.2	0.1	2.3
Net change in other loans	(0.1)	-	(0.1)
Balance, end of period	$1,869.4	$240.5	$2,109.9

(1)
The dealer loans amount represents advances paid to dealers on Consumer Loans assigned under our portfolio program.  The purchased loans amount represents one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.

(2)
Under our portfolio program, certain events may result in dealers forfeiting their rights to dealer holdback.  We transfer the dealer’s outstanding dealer loan balance to purchased loans in the period this forfeiture occurs.

(3)	Represents collections received on previously written off loans.

A summary of changes in the allowance for credit losses is as follows:

	(Unaudited)
(In millions)	For the Year Ended December 31, 2013
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$167.4	$9.0	$176.4
Provision for credit losses	21.3	0.6	21.9
Write-offs	(5.2)	(0.1)	(5.3)
Recoveries (1)	2.2	0.2	2.4
Balance, end of period	$185.7	$9.7	$195.4

(In millions)	For the Year Ended December 31, 2012
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$141.7	$12.6	$154.3
Provision for credit losses	27.1	(3.1)	24.0
Write-offs	(3.6)	(0.6)	(4.2)
Recoveries (1)	2.2	0.1	2.3
Balance, end of period	$167.4	$9.0	$176.4

(1)	Represents collections received on previously written off loans.